UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2016

VERISK ANALYTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34480	26-2994223
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

545 Washington Boulevard, Jersey City, NJ		07310
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (201) 469-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On April 25, 2016, Verisk Analytics, Inc. (the “Registrant”), its wholly-owned indirect subsidiary, Argus Information and Advisory Services, LLC (“Argus”), and the wholly-owned direct subsidiaries of Argus, Verisk Health, Inc. (“Verisk Health”) and MediConnect Global, Inc. (“MediConnect”, together with Verisk Health, the “Verisk Health Parent Companies”), entered into an Agreement of Purchase and Sale (the “Purchase Agreement”) with Veritas Capital through its affiliates, VCVH Holding Corp. (“Purchaser”), VCVH Holdings LLC (“Purchaser LLC”), VCVH Intermediate Holding Corp. (“VCVH Intermediate”), and VCVH Holding II Corp. (“VCVH Holding II”) to sell the Registrant’s healthcare services business (the “Sale”). Pursuant to the Purchase Agreement, the Purchaser will acquire all of the equity shares of the Verisk Health Parent Companies for a purchase price of $820,000,000 which will consist of $720,000,000 of cash consideration, a $100 million long-term subordinated promissory note with interest paid in kind issued by VCVH Intermediate in favor of Argus, and other contingent consideration. The cash consideration portion of the purchase price will be subject to further upward or downward adjustment based on working capital levels at the time of the closing.

The Sale is expected to close by June 30, 2016, subject to the completion of customary closing conditions, including receipt of regulatory approval.

We refer you to the full text of the Purchase Agreement, which is annexed as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Agreement of Purchase and Sale dated April 25, 2016 among Verisk Analytics, Inc., Argus Information and Advisory Services, LLC, Verisk Health, Inc., MediConnect Global, Inc., VCVH Holding Corp., VCVH Holdings LLC, VCVH Intermediate Holding Corp. and VCVH Holding II Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISK ANALYTICS, INC.

Date: April 28, 2016	By:	/s/ Kenneth E. Thompson
	Name:	Kenneth E. Thompson
	Title:	Executive Vice President, General Counsel and Corporate Secretary